EXHIBIT 10.1

                                                        CONFIDENTIAL-MASTER COPY
                                 March 18, 1998

Omimex Resources, Inc.
5608 Melby
Fort Worth, Texas 70107
         Attention: Mr. Naresh K. Vashisht
                       President and Chief
                       Executive Officer

Gentlemen and Ladies:

         This letter, when accepted by Omimex Resources, Inc., a Delaware corporation, ("Omimex") in the manner provided below, will establish the basic terms for business combination between Omimex and Saba Petroleum Company, a Delaware corporation, ("Saba") . Subject to the conditions to the obligations of each party, the preparation and execution of mutually acceptable agreements and the approval of our respective Boards of Directors and the shareholders of Saba, our agreement, is as follows:

         1. Each party shall use commercially reasonable efforts to forthwith prepare or cause to be prepared a mutually acceptable set of definitive acquisition agreements, which when executed and performed shall cause Omimex to be merged with and into Saba, solely in exchange for shares of the common stock, $0.001 par value, of Saba (the "Stock"). The number of shares of the Stock which will be issued will be determined by application of the formula specified in paragraph 3 of this agreement (the "Transaction"). On consummation of the transaction, the name of the surviving corporation shall be changed to Omimex Resources, Inc. and the name "Saba" and all derivations thereof, shall be owned by and remain with Saba Petroleum, Inc. ("SPI").

         2. The form of the Transaction shall be determined by the parties with the objective of effecting the Transaction at the earliest practicable date and reducing the number of regulatory and administrative filings required to effect the Transaction. To the extent practicable, shareholder approval of the Transaction shall be sought by Saba at its Annual Meeting, which is to be held about the end of May 1998. Prior to the time that Saba is required to file its preliminary proxy materials with the Securities and Exchange Commission (the "Commission"), Omimex shall endeavor to seek the approval of its shareholders to the Transaction, to the end that such approval shall be disclosed in the definitive proxy material of Saba.

         3. The Transaction shall be effected in such manner that the division of shares among the existing shareholders of Saba and the existing shareholders of Omimex after giving effect to the Transaction, shall be based upon the Net Asset Values of the respective companies as at the close of business on December 31, 1997, adjusted as provided in paragraph 6 of this agreement. The parties shall cause the Net Asset Values of each of the companies to be determined according to the formula contained in this agreement. In the Transaction, Saba shall issue that number of shares of Stock to the shareholders of Omimex such that, on a primary basis, the shareholders of Saba shall retain that proportion of shares issued and outstanding at the consummation of the Transaction as the Net Asset Value of Saba bears to the combined Net Asset Values of Omimex and Saba, after making the adjustment provided for in paragraph 6. Net Asset Value means the excess of the value of assets over the value of liabilities as shown on the Consolidated Balance Sheet of the apposite company at December 31, 1997, with the following adjustments:

                                    a.) The account  for Oil and Gas  Properties
                  shall be eliminated and replaced by a dollar figure representing the sum of the following; i ) the present worth, calculated at a ten percent discount in accordance with the requirements of the Commission of the proved reserves of the company, ii) the present worth, calculated at a ten percent discount in accordance with the standards of the American
                  Society of Petroleum Engineers ("SPE") of the probable reserves of the company, multipled by twenty-five percent (25%), iii) the present worth, calculated at a ten percent discount in accordance with the standards of the SPE of the possible reserves of the company, multiplied by ten percent (10%), and (iv) 200 % of the Booked Cost of exploratory oil and gas prospects;

                  b.) The account for Land shall be eliminated and replaced by the fair market value of all real estate owned by the company. The fair market value shall be determined by an appraiser selected by mutual agreement of the parties, having knowledge of the values of land in the locale in which such land is situate and who on a regular basis provides appraisal services for that type of land to banks and other financial institutions in the locale; to the extent that oil and gas producing properties are owned in fee by a company, the fair market value of the land shall be determined in such manner as to reflect the fact that its use is limited by the oil and gas operations during the period in which the Engineers have determined that the wells on such land may be economically produced;

                  c.)       Any good will appearing on the balance sheet shall
                  be eliminated;

                  d.) The account for accumulated depreciation, depletion and amortization shall be eliminated; and


                  e.) The accounts for Commitments and Contingencies and Stockholders Equity shall be eliminated, but if the amounts shown thereon at March 31, 1998 are materially greater than the amounts shown as at September 30, 1997 there shall be an appropriate adjustment to the Net Asset Values to reflect the increase;


                  f.) In the case of Saba, the asset accounts, to the extent not adjusted in accordance with other provisions of this section, shall be adjusted by eliminating therefrom the carrying cost of the assets which are to be distributed to its shareholders in accordance with paragraph 4. b.)of this agreement and the liabilities shall be reduced by those assumed by SPI in accordance with such paragraph.

In determining future net revenues for each of the companies, the engineers evaluations prepared for the respective companies by Netherland, Sewell & Company (with respect to all properties save Canada) and Sproule & Associates and Ryder-Scott & Company (collectively, the "Engineers") as at January 1, 1998 shall be employed. It is recognized that the companies have interests in common properties and that the valuations of such properties should be proportionate to the interests of the companies therein, save with respect where Omimex is the operator of one or more of such properties, in which case a reasonable proportionate increase in the present worth of such property will exist to reflect the value of the operator's position.


For purposes of this paragraph 3, Booked Cost shall mean the sum of all payments made to third parties to secure, maintain or preserve a property interest, including bonuses, geological and geophysical expense, accumulated rentals and the cost of purchasing seismic and other geophysical and geochemical data respecting the property, and shall include an allocation of general and administrative expenses and the salaries and fringe benefits of employees of the apposite company. In the case of the Aughton Prospect, such costs shall also include drilling, testing and completion costs, unless at the date of the Closing the apposite prospect shall have had a dry test well drilled by Saba on such prospect, in which case all costs relating to such prospect shall be eliminated.

         4. The definitive agreements shall contain warranties and representations and conditions to closing all of which are customary for transactions of the nature of the Transaction. In addition, the closing of the Transaction shall be conditioned upon:

             a) Issuance of a fairness opinion to the Board of Directors of Saba to the effect that the Transaction is fair from a financial point of view to Saba and its shareholders, that, in the opinion of the investment banking firm rendering such opinion (which shall be a firm of Saba's choice) the consummation of the Transaction will not cause an adjustment to the conversion or exercise prices, respectively, of Saba's 6% Senior Subordinated Debentures or the Warrants issued in connection with the issuance of such Debentures or in the conversion price of Saba's 9% Convertible Subordinated Debentures;
             b)    The divestiture,  in the form of a divisive  reorganization or such other mechanism as shall be mutually  acceptable
                  to the parties which shall accomplish the same purpose without adverse tax consequences to either party or its shareholders, by Saba of all of its California and Indonesian assets, including the Behemoth Prospect and the well drilling thereon, the Cat Canyon oil field and all of the stock of Santa Maria Refining Company, subject to the following: i) debt associated with such assets owned to BankOne Texas, amounting to approximately $5.9 million (with the exact amount to be verified prior to closing), and ii) all other liabilities, matured or contingent, directly related to such assets; the same to occur simultaneously with the Transaction, and the receipt by Saba of an opinion of counsel of Saba's choice, in form and substance satisfactory to Saba, to the effect that such divestiture will not be treated as a dividend taxable upon receipt to the shareholders of Saba;
             c) The receipt by each of the parties of an opinion from their respective counsel in form and substance satisfactory to such party, to the effect that the Transaction will be treated as a reorganization under section 368(a) of the Internal Revenue Code and that neither corporation nor its shareholders shall recognize income as a consequence thereof;
             d)   The approval of the Transaction by the shareholders of Saba;
             e) The approval for listing on the American Stock Exchange, upon official notice of issuance, of the shares of Stock to be issued to the shareholders of Omimex in the Transaction;
              f) The receipt of all material governmental approvals requisite to the consummation of the Transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Anti-trust Improvements Act;
               g) The agreement shall include a warranty and representation from
                  Saba to the effect that it is then in material compliance with the public reporting requirements under the Securities Exchange Act of 1934, as amended; and
               h) Issuance of fairness opinion to Omimex from advisors of its choice that the transaction is fair to Omimex and satisfaction of Omimex, by way of the fairness opinion described above that the distribution of the assets pursuant to paragraph 5 below, will not materially and adversely affect the ability of the merged company to support its debt.
         5. The Transaction shall be structured in such a manner as to avoid the recognition of income or loss to any party or its shareholders and to create operational efficiencies for each of the parties. To such end, at the consummation of the transaction, all of the California and Indonesian assets of Saba shall be transferred, subject to liabilities, to SPI. and the shares of such corporation distributed to the shareholders of Saba as at the record date selected by Saba or, if counsel advises that the same cannot be accomplished without incurring adverse tax consequences, the Transaction shall be modified in such manner as shall be mutually acceptable to both parties and which shall achieve the same objective without incurring adverse tax consequences. In structuring the transaction, recognition shall be given to the fact that Omimex, as a business matter, has chosen not to operate in the State of California or the Republic of Indonesia and that the reason for the requirement of the distribution of the stock of SPI to shareholders of Saba is Omimex's refusal to consummate the transaction if California and Indonesian operations are included. Omimex presently holds an interest in the California properties listed on Exhibit A to this agreement which it shall dispose of prior to the consummation of the Transaction.

         6. The effective date of the Transaction shall be March 31, 1998 or such other date as the parties shall mutually agree. The Net Asset Values of the companies shall be adjusted to the effective date. Such adjustment shall be made in accordance with customary practices, except that the Net Asset Values of oil and gas properties shall be adjusted by reducing the volumes of oil and gas produced to such date multiplied by the assumed price employed by the Engineers in their respective reserve studies. Saba presently has outstanding its Series A Convertible Preferred Stock (the "Preferred Stock"), which is convertible and redeemable at 115% of stated value, which is $10 million. An adjustment to Saba's Net Asset Value to reflect the existence of the Preferred Stock in the amount of $11.5 million shall be made to treat the Preferred Stock as if it were debt.. At closing, there shall be a further adjustment to Saba's Net Asset Value to reflect any conversions of the Preferred Stock by crediting Saba's Net Asset Value with 115% of the stated value of any Preferred Stock then converted. A similar adjustment shall be made to reflect the conversion of any of Saba's 9% Convertible Subordinated Debentures. In addition, Saba's Net Asset Value shall be increased to reflect its acquisition subsequent to December 31, 1997 of additional interests in its Potash Dome and Manila Village properties. Each party shall bear its own legal and accounting costs in respect of the Transaction and the Net Assets Values of each shall be adjusted based upon reasonable estimates thereof. The costs of CIBC-Oppenheimer, which has been retained by Saba, shall be charged against the Net Asset Values of Saba to the extent that such charges are for brokerage or financial advisory services; the costs of such firm in respect of rendering a fairness opinion shall be borne by the merged company and shall not result in an adjustment of Net Asset Values.


         7. Pending the Closing, each party shall conduct its business in the ordinary course and not make or commit to make any expenditures in excess of $50,000 in a single or related series of transactions without the consent of the other party, which consent will not be unreasonably withheld. The foregoing shall not prevent any party from fulfilling contractual obligations presently existing requiring the expenditure of sums in excess of such amounts. Pending the Closing, neither party will dispose of any material assets, declare, set aside or pay any dividends, enter into any partnerships, joint ventures or other arrangements not in the ordinary course of business. No party without the consent of the other shall issue or commit to issue any material amount of capital stock or securities convertible into capital stock, except that Saba shall be permitted to incur straight debt not in excess of $75 million, either publicly, institutionally or a combination on such terms as its Board of Directors may approve and may fulfill outstanding commitments. Any costs incurred in obtaining such debt shall be the responsibility of Saba, unless the Transaction is consummated, in which case the same shall be the obligation of the merged company.

         8. Pending execution of definitive agreements, neither party will make any public announcement respecting the matters contained herein without the prior written consent of the other, save any announcement which, upon the written advice of counsel, is required of a party to comply with the requirements of federal securities laws or the regulations of a national securities exchange or market system.

         9. This agreement and the definitive agreements shall be subject to the approval of the Boards of Directors of each of Saba and Omimex, which each party shall seek to obtain no later than March 17, 1998 and as soon as practicable after agreement has been reached on definitive agreements, respectively. Each of such agreements shall be governed by the laws of the State of California relating to contracts executed and to be performed within such state, except that with respect to matters relating to corporate governance, the laws of the respective state of incorporation shall apply. No action shall be maintained on or with respect to this letter in any court other than a federal or state court siting in the Southern District of California or the County of Santa Barbara, respectively, it being the agreement of the parties that such courts shall have exclusive jurisdiction over any disputes arising under or with respect to this letter. The parties agree to arbitrate any disputes arising hereunder in accordance with the rules of commercial arbitration of the American Arbitration Association, such arbitration shall be shared by the parties equally. An arbitral award shall be subject to judicial review and the arbitrator shall have no authority to award other than compensatory damages. The arbitrator shall have no authority to modify the terms of this agreement.

         10. The definitive agreements shall provide a reasonable period of time for the parties and their respective consultants to conduct and satisfy itself with the results of a due diligence of the other, its assets and liabilities and to ensure that the warranties and representations made by such party shall be true as at the Closing. The Closing shall be held at the offices of Saba in Santa Maria, California or at such other place as shall be mutually agreeable. All warranties and representations shall expire on the Closing.

         11. The definitive agreements shall further provide that the executive offices of the merged company upon consummation of the Transaction shall be located in Fort Worth, Texas, that Mr. Naresh K. Vashisht shall be the President and Chief Executive Officer, and that the members of the Board shall be five, two of which shall be nominated by the present shareholders of Saba and three of which shall be nominated by the present shareholders of Omimex.

         12. If definitive agreements shall not have been agreed upon and executed by April 15, 1998, this agreement shall then terminate and neither party that has acted reasonably and in good faith in an effort to achieve a mutually agreeable set of definitive agreement consistent with the terms hereof shall have any liability or obligation to the other by reason of such failure to agree; provided that the Board of Saba in the exercise of its fiduciary duties may receive and consider offers, solicited and unsolicited, competitive with this agreement and may in the exercise of such duty accept one or more of such offers and discontinue efforts to reach a definitive agreement.

         13. A party may terminate this agreement and any obligation to further negotiate or perform it obligations hereunder or under the definitive agreements, without incurring any liability to the other party should the number of shares of Stock to be issued to the shareholders of Omimex in the Transaction be less than fifty-five percent (55%) or more than sixty percent (60%) of the shares outstanding immediately after consummation of the Transaction.

         14. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective twp days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to Saba:

         Saba Petroleum Company
         3201 Skyway Drive
         Santa Maria, California 93455
         Attention: Chief Executive Officer
         Facsimile: (805) 347-1072



If to Omimex:

         Omimex Resources, Inc.
         5608 Melby
         Fort Worth, Texas 70107
         Attention: Chief Executive Officer
         Facsimile: (817) 735-8033

         15.The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.


         If the foregoing provides an accurate recapitulation of our understanding and a binding agreement on the part of Omimex, kindly so indicate by signing and returning on copy of this letter prior to March 16, 1998, after which this letter may no longer be accepted and will terminate if not theretofore accepted.


                                            Very truly yours,

                                            SABA PETROLEUM COMPANY


                                            By/s/
                                                Ilyas Chaudhary, President

ACCEPTED AND AGREED TO
ON THIS    DAY OF MARCH 1998
OMIMEX RESOURCES, INC.


         By/s/
               Naresh Vashisht,
               President and Chief Executive Officer